AMENDMENT NO. 1

Dated as of December 25, 2018 to
JBIC LOAN TO TAKEDA

Dated as of December 3, 2018

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of December 25, 2018 by and among Takeda Pharmaceutical Company Limited, a joint-stock company organized and existing under the laws of Japan, (the “Company”) and Japan Bank for International Cooperation (“JBIC”), under that certain Loan Agreement dated as of December 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

WHEREAS, the Company has requested that JBIC agrees to make certain amendments to the Loan Agreement;

WHEREAS, the Company, and JBIC have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, and JBIC hereby agree to enter into this Amendment.

1.Amendments to the Loan Agreement. Effective as of the Amendment No. 1 Effective Date (as defined below), the parties hereto agree that Attachment 3 Part 2(f) of the Loan Agreement is hereby amended to reflect the changes below (to delete the stricken text (indicated below in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated below in the same manner as the following example: underlined text):

“(f) JBIC shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on March 31, 2018 ~~the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date~~, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Financials”), it being acknowledged that JBIC shall not have any approval right as regards the form or contents of the Pro Forma Financials).”

2.Conditions of Effectiveness. The effectiveness of this Amendment (the “Amendment No. 1 Effective Date”) is subject to, and conditioned upon, JBIC receiving counterparts of this Amendment duly executed by the Company.

3.Representations and Warranties of the Company. The Company hereby represents and warrants that this Amendment has been duly executed and delivered by the Company. This Amendment and the Loan Agreement as amended hereby constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.	Reference to and Effect on the Loan Agreement.

(a)Upon the Amendment No. 1 Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Loan Agreement in any other Loan Document shall be deemed a reference to the Loan Agreement as amended hereby.

(b)Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)Except with respect to the subject matter hereof or otherwise confirmed specifically in writing, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of JBIC or the Borrower, nor constitute a waiver thereby of any provision of the Loan Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith, which shall remain unchanged and binding on such parties.

(d)	This Amendment is a Loan Document under (and as defined in) the Loan
Agreement.

5.Governing Law. This Amendment shall be construed in accordance with and governed by the law of Japan.

6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

TAKEDA PHARMACEUTICAL COMPANY LIMITED
                    as the Company

                    By: /s/ Costa Saroukos
                    Name: Costa Saroukos
                    Title: Chief Financial Officer

JAPAN BANK FOR INTERNATIONAL COOPERATION
                    as JBIC

                    By: /s/ Satoshi Sasaki
                    Name: Satoshi Sasaki
                    Title: Director General
                        Corporate Finance Department